UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       April 12, 2006

     ISSG, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29315	13-3349556
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5715 Lemona Avenue, Van Nuys, California	91411
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (818) 944-5132

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2006, we agreed to acquire Advantage Investment Strategies, Inc., an NASD member broker-dealer, pursuant to an agreement and plan of merger by and among us, ISSG Sub, Inc., a Florida corporation to be formed as our wholly owned subsidiary, and Advantage Investment Strategies. The agreement and plan of merger provides that, at the effective time of the merger, ISSG Sub will merge with and into Advantage Investment Strategies, with Advantage Investment Strategies as the surviving corporation, and each share of Advantage Investment Strategies common stock outstanding at the effective time of the merger will be converted into the right to receive a pro rata portion of (A) Six Million (6,000,000) shares of our common stock, and (B) promissory notes in the aggregate principal amount of $300,000.00.

The completion of the acquisition is subject to the satisfaction of several conditions, including the following: (i) NASD approval of the change of control of Advantage Investment Strategies; (ii) the completion of an equity financing by us of at least $2.5 million; (iii) the granting of an irrevocable proxy by our majority stockholder, Timothy McDermott, to the stockholders of Advantage Investment Strategies with respect to Mr. McDermott’s shares of ISSG common stock; (iv) completion of the transactions contemplated by a stock purchase agreement by and between Joseph Mangiapane and Timothy Nichols with respect to the purchase and sale of the currently outstanding shares of Advantage Investment Strategies; and (v) such other customary conditions with respect to transactions of this type.

At the effective time of the merger, our officers and directors will resign, and we will appoint Joseph Mangiapane, Dan E. Landau, and Marc Riviello as our board of directors. In addition, we will appoint Mr. Mangiapane as Chief Executive Officer and Chairman, Mr. Landau as President, and Mr. Riviello as Secretary and Treasurer.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1 Agreement and Plan of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report  to be signed on its behalf by the undersigned hereunto duly authorized.

ISSG, INC.

(Registrant)

Date: April 18, 2006	By: /s/ Terence Davis

Terence Davis, President

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